                                                                      EXHIBIT 11





                          THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                             Fiscal Year


                                                            ---------------------------------------------------
                                                                   1995             1994                1993
                                                                   ----             ----                ----
 Weighted average shares outstanding
     Class A Common                                               1,838            1,843               1,843
     Class B Common (excluding shares
         issuable upon exercise of
         stock options - accounted
         for below)                                               9,237            9,734               9,903
                                                                 ------           ------              ------
                                                                 11,075           11,577              11,746
                                                                 ------           ------              ------


 Add - Shares assumed issuable upon
     exercise of stock options                                      111               79                  69
 Deduct - Shares assumed to be
     purchased for Treasury with proceeds
     from exercise of stock options                               (100)             (74)                (65)
                                                               --------          -------             -------
                                                                     11                5                   4
                                                               --------          -------             -------

 Shares used in computation of
     primary earnings per share                                  11,086           11,582              11,750
 Adjustment to reflect fully
     diluted computation (1)                                       --               --                  --
                                                               --------         --------            --------
                                                                 11,086           11,582              11,750
                                                               ========         ========            ========


 Net income                                                  $  190,096         $169,672          $  165,417
                                                             ==========         ========          ==========
 Primary earnings per share                                  $    17.15         $  14.65          $    14.08
                                                             ==========         ========          ==========



 Fully diluted earings per
     share (1)                                               $    17.15         $  14.65          $    14.08
                                                             ==========         ========          ==========


(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3%.